UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2003

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

On November 17, 2003, Prudential Financial, Inc. (the “Company”) announced that it had entered into a definitive Stock Purchase and Asset Transfer Agreement, dated as of November 17, 2003 (the “Stock Purchase Agreement”), with CIGNA Corporation (“CIGNA”) and certain of its affiliates, pursuant to which the Company will acquire CIGNA’s retirement business. Pursuant to the Stock Purchase Agreement, the transaction is structured as an acquisition of all of the issued and outstanding capital stock of CIGNA Life Insurance Company, a life insurance company domiciled in the State of Connecticut (“CIGNA Life”), Global Portfolio Strategies, Inc., a registered investment adviser, and CIGNA Financial Services, Inc., a registered broker dealer. In addition, CIGNA’s thrift subsidiary, CIGNA Bank & Trust Company, FSB, will merge into the Company’s thrift subsidiary, The Prudential Savings Bank, FSB. The total consideration payable in the transaction is a cash purchase price of $2.1 billion, subject to certain adjustments.

Prior to the acquisition by the Company of CIGNA Life, CIGNA and its affiliates will undertake a reorganization of its retirement business, which will include transferring to CIGNA Life certain assets and liabilities related to the business and approximately $840 million of surplus related to the business.

In connection with the Stock Purchase Agreement, CIGNA Life and Connecticut General Life Insurance Company, a life insurance company domiciled in the State of Connecticut and an indirect wholly owned subsidiary of CIGNA (“CGLIC”), will enter into certain coinsurance and modified coinsurance arrangements in respect of the insurance liabilities related to the business. The assets underlying the general account insurance liabilities will be deposited into trust accounts to secure each party’s obligations under these arrangements. Following the closing of the transaction, the parties will ask CGLIC’s customers to agree to enter into similar arrangements with CIGNA Life so that CIGNA Life can assume direct responsibility for the contracts from CGLIC.

The transaction is subject to various closing conditions, including, among others, state insurance regulatory approvals, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other regulatory approvals.

Item 9. Regulation FD Disclosure.

On November 17, 2003, the Company issued a news release announcing that it had entered a Stock Purchase Agreement with CIGNA. The news release is furnished herewith as Exhibit 99.0.

Furnished herewith as Exhibit 99.1 are the slides to be used in connection with the conference call scheduled for November 18, 2003, announced in the news release above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2003

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Kathleen M. Gibson
Name: Kathleen M. Gibson Title: Vice President and Secretary

Exhibit Index

Exhibit No.	Description

99.0	News Release of Prudential Financial, Inc., dated November 17, 2003.

99.1	Conference Call Slides